Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 402-240-3226 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS SECOND QUARTER RESULTS

CHICAGO, December 19, 2024 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the second quarter of fiscal year 2025, which ended on November 24, 2024. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Reported net sales decreased 0.4%; organic net sales increased 0.3%.
●	Reported operating margin was 12.6% representing a 138 basis point decrease. Adjusted operating margin was 15.3% representing a 57 basis point decrease.
●	Reported diluted earnings per share (EPS) was $0.59, a 1.7% decrease. Adjusted EPS was $0.70, a 1.4% decrease.
●	The company is updating its fiscal 2025 guidance reflecting:
●	Organic net sales near the midpoint of (1.5)% to flat compared to fiscal 2024
●	Adjusted operating margin of approximately 14.8%
●	Adjusted EPS between $2.45 and $2.50
●	Free cash flow conversion of greater than 100%

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our business returned to growth in the second quarter despite a continued challenging consumer environment as our investments paid off, driving strong market share performance. While momentum remains strong, we expect the business to be impacted by two headwinds in the back half including higher than expected inflation and unfavorable foreign exchange rates, leading us to update our fiscal 2025 outlook.”

Total Company Second Quarter Results

In the quarter, net sales decreased 0.4% to $3.2 billion reflecting:

●	a 0.4% decrease from the unfavorable impact of M&A;
●	a 0.3% decrease from the unfavorable impact of foreign exchange; and
●	a 0.3% increase in organic net sales.

The 0.3% increase in organic net sales was driven by a 0.1% negative impact from price/mix and a 0.4% increase in volume.

Gross profit was flat at $847 million in the quarter and adjusted gross profit decreased 2.3% to $842 million as productivity and higher organic net sales were offset by the negative impacts of cost of goods sold inflation and unfavorable operating leverage. Gross margin increased 11 basis points to 26.5% in the quarter, and adjusted gross margin decreased 52 basis points to 26.4%.

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Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 11.6% to $444 million in the quarter driven primarily by non-cash charges incurred in connection with the company’s restructuring plans and impairments of certain brand intangible assets, partially offset by a 4.4% decrease in A&P. Adjusted SG&A, which excludes A&P, increased 1.2% to $283 million primarily driven by higher incentive compensation compared to the prior year quarter.

Net interest expense was $108 million in the quarter, a 4.5% decrease compared to the prior year period due to a reduction in total debt.

The average diluted share count in the quarter was 479 million shares.

In the quarter, net income attributable to Conagra Brands decreased 0.6% to $285 million, or $0.59 per diluted share compared to $286 million, or $0.60 per diluted share in the prior year quarter. Adjusted net income attributable to Conagra Brands decreased 1.3% to $337 million, or $0.70 per diluted share, primarily as a result of the decrease in gross profit and increase in SG&A.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service expense (income), decreased 3.3% to $639 million in the quarter, primarily driven by the decrease in adjusted operating profit.

Grocery & Snacks Segment Second Quarter Results

Net sales for the Grocery & Snacks segment increased 2.0% to $1.3 billion in the quarter, reflecting:

●	a 1.2% increase in organic net sales; and
●	a 0.8% increase from the favorable impact of M&A.

The increase in organic net sales was driven by a price/mix increase of 0.9% and a volume increase of 0.3%. The company gained volume share in snacking and staples categories including microwave popcorn, shelf-stable dinners and entrees, chili, and seeds.

Operating profit for the segment increased 5.0% to $293 million in the quarter and adjusted operating profit increased 4.8% to $296 million as productivity and higher organic net sales more than offset the negative impact of cost of goods sold inflation. In addition, we recognized a $6 million benefit related to insurance proceeds for lost sales from our fiscal 2023 canned meat recall.

Refrigerated & Frozen Segment Second Quarter Results

Reported and organic net sales for the Refrigerated & Frozen segment were flat at $1.3 billion in the quarter as price/mix decreased 1.9%, primarily attributable to an increase in strategic investments, and volume increased 1.9%. The company gained volume share in select categories such as frozen multi-serve meals, frozen single-serve meals, and frozen vegetables.

Operating profit for the segment decreased 53.4% to $103 million in the quarter due to non-cash charges incurred in connection with restructuring plans and impairments of certain brand intangible assets. Adjusted operating profit decreased 10.8% to $198 million as productivity and lower SG&A were more than offset by the negative impacts of cost of goods sold inflation and unfavorable operating leverage.

International Segment Second Quarter Results

Net sales for the International segment decreased 12.9% to $243 million in the quarter reflecting:

●	an 8.4% decrease from the unfavorable impact of M&A;
●	a 3.8% decrease from the unfavorable impact of foreign exchange; and
●	a 0.7% decrease in organic net sales.

On an organic net sales basis, price/mix increased 1.7% and volume decreased 2.4%.

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Operating profit for the segment increased 590.6% to $41 million in the quarter primarily due to the wrap of a prior year impairment charge of the company’s ATFL business, which was sold in the first quarter of fiscal 2025. Adjusted operating profit decreased 2.9% to $39 million as productivity and lower SG&A were more than offset by the negative impacts of unfavorable cost of goods sold inflation, lower organic net sales, and unfavorable foreign exchange rates.

Foodservice Segment Second Quarter Results

Net sales for the Foodservice segment decreased 0.9% to $292 million in the quarter, reflecting:

●	a 1.0% decrease in organic net sales; and
●	a 0.1% increase from the favorable impact of M&A.

Organic net sales were driven by a price/mix increase of 2.9% and volume decrease of 3.9% due to the ongoing impact of previously disclosed lost business and ongoing softness in restaurant traffic.

Operating profit for the segment decreased 5.7% to $36 million and adjusted operating profit increased 1.1% to $36 million as productivity and lower A&P more than offset the negative impacts of cost of goods sold inflation, unfavorable operating leverage, and lower organic net sales.

Other Second Quarter Items

Corporate expenses decreased 26.3% to $70 million largely due to corporate hedging derivative gains in the quarter in comparison to derivative losses in the prior year quarter. Adjusted corporate expenses increased 13.1% to $79 million in the quarter driven primarily by higher incentive compensation compared to the prior year quarter.

The company incurred pension and post-retirement non-service income of $3.1 million in the quarter compared to $0.4 million of expense in the prior year quarter, due primarily to lower interest costs.

In the quarter, equity method investment earnings decreased 10.7% to $49 million as results from the company’s joint venture, Ardent Mills, reflected lower volume trends in the milling industry.

In the quarter, the effective tax rate was 17.8% compared to 26.5% in the prior year quarter. The effective tax rate in the second quarter reflected a $14.4 million tax benefit primarily associated with the release of reserves on unrecognized tax benefits based upon interactions with taxing authorities. The adjusted effective tax rate was 22.3% compared to 24.3% in the prior year quarter.

In the quarter, the company paid a dividend of $0.35 per share.

Cash Flow and Debt Update

For the first half of fiscal 2025, the company generated $754 million in net cash flows from operating activities compared to $855 million in the prior year period, driven primarily by lower operating profit and lower dividend payments received from one of the company’s equity method investments, partially offset by timing of payments of accounts payable and the accelerated receipt of the company’s outstanding receivables. Capital expenditures were $215 million compared to $214 million in the prior year period. Additionally, the company’s free cash flow decreased from the prior year period by $102 million to $539 million. Dividends paid increased 3.2% to $335 million.

The company ended the quarter with net debt of $8.4 billion, representing a 6.5% reduction in net debt versus the prior year period, resulting in a 3.54x net leverage ratio at the end of the quarter.

Outlook

The company is updating its fiscal 2025 guidance reflecting:

●	Organic net sales near the midpoint of (1.5)% to flat compared to fiscal 2024
●	Adjusted operating margin of approximately 14.8%
●	Adjusted EPS between $2.45 and $2.50
●	Free cash flow conversion of greater than 100%

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●	Inflation closer to 4%
●	Adjusted effective tax rate of approximately 23.0%
●	Net leverage ratio of approximately 3.4x

The company continues to expect capital expenditures to be approximately $450M for the year as provided in the company’s first quarter fiscal 2025 earnings release. Other guidance metrics including interest expense, Ardent Mills’ contribution, and pension income that were provided in the company’s fourth quarter fiscal 2024 earnings release remain unchanged.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.59 EPS for the second quarter of fiscal 2025 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.13 per diluted share of net expense related to restructuring plans
●	Approximately $0.03 per diluted share of net expense related to brand impairment charges
●	Approximately $0.02 per diluted share of net benefit related to corporate hedging derivative gains
●	Approximately $0.03 per diluted share of net benefit related to a valuation allowance adjustment

The following are included in the $0.60 EPS for the second quarter of fiscal 2024 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.02 per diluted share of net expense related to corporate hedging derivative losses
●	Approximately $0.07 per diluted share of net expense related to impairment of business held for sale
●	Approximately $0.02 per dilutes share of net expense related to legal matters
●	Approximately $0.01 per diluted share of net benefit related to rounding

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 2702332. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until December 19, 2025.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2024 net sales of more than $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding the company’s expected future financial performance or

CONAGRA BRANDS

position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “Outlook”, “may”, “will”, “anticipate”, “expect”, “believe”, “plan”, “should”, or comparable terms. Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, recessions, increased energy costs, supply chain challenges, labor shortages, currency rate fluctuations, and geopolitical conflicts; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the company’s competitive environment, cost structure, and related market conditions; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; disruptions or inefficiencies in our supply chain and/or operations; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray;  risks related to the seasonality of our business; risks associated with our co-manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change or implement changes to taxes and tariffs; risks related to the company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risk relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP financial measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

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Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses).

Note on Forward-Looking Non-GAAP Financial Measures

The company’s fiscal 2025 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 24, 2024	November 26, 2023	Percent Change
Net sales	$3,195.1	$3,208.1	(0.4)%
Cost of goods sold	2,348.4	2,361.5	(0.6)%
Selling, general and administrative expenses	444.1	398.1	11.5%
Pension and postretirement non-service income (expense)	3.1	(0.4)	N/A
Interest expense, net	108.2	113.3	(4.5)%
Equity method investment earnings	48.5	54.3	(10.7)%
Income before income taxes	$346.0	$389.1	(11.1)%
Income tax expense	61.5	102.9	(40.3)%
Net income	$284.5	$286.2	(0.6)%
Less: Net income attributable to noncontrolling interests	—	—	—%
Net income attributable to Conagra Brands, Inc.	$284.5	$286.2	(0.6)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.60	$0.60	—%
Basic weighted average shares outstanding	478.0	478.7	(0.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.59	$0.60	(1.7)%
Diluted weighted average shares outstanding	479.3	479.8	(0.1)%

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER YEAR TO DATE
	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023	Percent Change
Net sales	$5,990.0	$6,112.1	(2.0)%
Cost of goods sold	4,404.0	4,442.4	(0.9)%
Selling, general and administrative expenses	781.8	732.2	6.8%
Pension and postretirement non-service income (expense)	6.2	(0.7)	N/A
Interest expense, net	214.0	219.3	(2.4)%
Equity method investment earnings	77.6	89.8	(13.6)%
Income before income taxes	$674.0	$807.3	(16.5)%
Income tax expense (benefit)	(77.4)	201.2	N/A
Net income	$751.4	$606.1	24.0%
Less: Net income attributable to noncontrolling interests	0.1	0.2	(76.8)%
Net income attributable to Conagra Brands, Inc.	$751.3	$605.9	24.0%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.57	$1.27	23.6%
Basic weighted average shares outstanding	478.5	478.4	0.0%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.57	$1.26	24.6%
Diluted weighted average shares outstanding	479.9	479.8	0.0%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 24, 2024	May 26, 2024
ASSETS
Current assets
Cash and cash equivalents	$37.4	$77.7
Receivables, less allowance for doubtful accounts of $2.3 and $3.0	856.9	871.8
Inventories	2,180.8	2,083.0
Prepaid expenses and other current assets	130.3	85.0
Current assets held for sale	—	32.0
Total current assets	3,205.4	3,149.5
Property, plant and equipment, net	2,820.3	2,875.5
Goodwill	10,757.3	10,582.7
Brands, trademarks and other intangibles, net	2,723.7	2,708.4
Other assets	1,490.2	1,435.6
Noncurrent assets held for sale	21.2	110.6
	$21,018.1	$20,862.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$1,194.7	$928.4
Current installments of long-term debt	1,031.1	20.3
Accounts and other payables	1,571.7	1,493.7
Accrued payroll	125.6	193.3
Other accrued liabilities	636.6	591.3
Current liabilities held for sale	—	14.8
Total current liabilities	4,559.7	3,241.8
Senior long-term debt, excluding current installments	6,237.8	7,492.6
Other noncurrent liabilities	1,419.9	1,614.7
Noncurrent liabilities held for sale	—	1.9
Total stockholders' equity	8,800.7	8,511.3
	$21,018.1	$20,862.3

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023
Cash flows from operating activities:
Net income	$751.4	$606.1
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	196.6	195.9
Asset impairment charges	87.6	50.7
Equity method investment earnings less than (in excess of) distributions	(28.9)	76.9
Stock-settled share-based payments expense	29.8	3.5
Contributions to pension plans	(5.9)	(6.0)
Pension expense (benefit)	(1.5)	5.5
Other items	4.7	13.0
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	18.5	(29.8)
Inventories	(73.8)	(61.8)
Deferred income taxes and income taxes payable, net	(206.4)	24.0
Prepaid expenses and other current assets	(40.4)	(30.6)
Accounts and other payables	97.3	7.7
Accrued payroll	(66.2)	(34.1)
Other accrued liabilities	15.4	30.3
Litigation accruals	(24.0)	3.3
Net cash flows from operating activities	754.2	854.6
Cash flows from investing activities:
Additions to property, plant and equipment	(215.4)	(214.0)
Sale of property, plant and equipment	2.7	0.5
Purchase of marketable securities	—	(5.1)
Sale of marketable securities	—	5.1
Purchase of businesses, net of cash acquired	(230.6)	—
Proceeds from divestitures, net of cash divested	76.8	—
Other items	0.5	9.6
Net cash flows from investing activities	(366.0)	(203.9)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	70.6	93.9
Repayment of short-term borrowings, maturities greater than 90 days	(66.3)	(99.3)
Net issuance (repayment) of other short-term borrowings, maturities less than or equal to 90 days	260.1	(75.8)
Issuance of long-term debt	—	500.0
Repayment of long-term debt	(270.2)	(760.6)
Debt issuance costs	—	(3.1)
Repurchase of Conagra Brands, Inc. common shares	(64.0)	—
Cash dividends paid	(335.1)	(324.7)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(20.1)	(13.3)
Other items	(0.2)	(0.5)
Net cash flows from financing activities	(425.2)	(683.4)
Effect of exchange rate changes on cash and cash equivalents	(4.6)	1.6
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	(41.6)	(31.1)
Less: Net change in cash balances classified as assets held for sale	(1.3)	0.7
Net change in cash and cash equivalents	(40.3)	(31.8)
Cash and cash equivalents at beginning of period	77.7	93.3
Cash and cash equivalents at end of period	$37.4	$61.5

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Conagra Brands, Inc.

Reconciliation of Q2 FY25 QTD and YTD Organic Net Sales by Segment - YOY Change

(in millions)

Q2 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,321.0	$1,338.5	$243.4	$292.2	$3,195.1
Impact of foreign exchange	—	—	9.8	—	9.8
Net sales from acquired businesses	(10.9)	—	—	(0.3)	(11.2)
Organic Net Sales	$1,310.1	$1,338.5	$253.2	$291.9	$3,193.7

Year-over-year change - Net Sales	2.0%	—%	(12.9)%	(0.9)%	(0.4)%
Impact of foreign exchange (pp)	—	—	3.8	—	0.3
Net sales from acquired businesses (pp)	(0.8)	—	—	(0.1)	(0.4)
Net sales from divested businesses (pp)	—	—	8.4	—	0.8
Organic Net Sales	1.2%	—%	(0.7)%	(1.0)%	0.3%

Volume (Organic)	0.3%	1.9%	(2.4)%	(3.9)%	0.4%
Price/Mix	0.9%	(1.9)%	1.7%	2.9%	(0.1)%

Q2 FY24	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,295.1	$1,338.5	$279.6	$294.9	$3,208.1
Net sales from divested businesses	—	—	(24.5)	—	(24.5)
Organic Net Sales	$1,295.1	$1,338.5	$255.1	$294.9	$3,183.6

Q2 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,503.7	$2,424.9	$502.5	$558.9	$5,990.0
Impact of foreign exchange [1]	—	—	18.5	—	18.5
Net sales from acquired businesses	(13.6)	—	—	(0.5)	(14.1)
Net sales from divested businesses	—	—	(23.6)	—	(23.6)
Organic Net Sales	$2,490.1	$2,424.9	$497.4	$558.4	$5,970.8

Year-over-year change - Net Sales	0.2%	(2.6)%	(6.9)%	(4.3)%	(2.0)%
Impact of foreign exchange (pp) [1]	—	—	3.6	—	0.3
Net sales from acquired businesses (pp)	(0.5)	—	—	(0.1)	(0.2)
Net sales from divested businesses (pp)	—	—	4.5	—	0.4
Organic Net Sales	(0.3)%	(2.6)%	1.2%	(4.4)%	(1.5)%

Volume (Organic)	(0.7)%	1.1%	(1.9)%	(7.5)%	(0.6)%
Price/Mix	0.4%	(3.7)%	3.1%	3.1%	(0.9)%

Q2 FY24 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,498.0	$2,490.1	$539.8	$584.2	$6,112.1

CONAGRA BRANDS

Net sales from divested businesses	—	—	(48.5)	—	(48.5)
Organic Net Sales	$2,498.0	$2,490.1	$491.3	$584.2	$6,063.6

1 Excludes the impact of foreign exchange related to divested businesses.

Conagra Brands, Inc.

Reconciliation of Q2 FY25 Adj. Operating Profit by Segment - YOY Change

(in millions)

Q2 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$293.2	$102.6	$40.9	$35.8	$(69.9)	$402.6
Restructuring plans	1.8	77.3	(1.5)	—	1.9	79.5
Brand impairment charges	0.7	18.2	—	—	—	18.9
Corporate hedging derivative losses (gains)	—	—	—	—	(10.9)	(10.9)
Adjusted Operating Profit	$295.7	$198.1	$39.4	$35.8	$(78.9)	$490.1

Operating Profit Margin	22.2%	7.7%	16.8%	12.2%		12.6%
Adjusted Operating Profit Margin	22.4%	14.8%	16.2%	12.2%		15.3%
Year-over-year % change - Operating Profit	5.0%	(53.4)%	590.6%	(5.7)%	(26.3)%	(10.2)%
Year-over year % change - Adjusted Operating Profit	4.8%	(10.8)%	(2.9)%	1.1%	13.1%	(4.0)%
Year-over-year bps change - Operating Profit	63 bps	(879) bps	1466 bps	(61) bps		(138) bps
Year-over-year bps change - Adjusted Operating Profit	60 bps	(179) bps	167 bps	24 bps		(57) bps

Q2 FY24	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$279.2	$220.2	$5.9	$38.0	$(94.8)	$448.5
Restructuring plans	2.7	0.5	0.5	—	(0.2)	3.5
Impairment of business held for sale	—	—	34.2	—	—	34.2
Legal matters	—	—	—	—	14.0	14.0
Fire related costs (insurance recoveries), net	—	1.5	—	(2.6)	—	(1.1)
Corporate hedging derivative losses (gains)	—	—	—	—	11.2	11.2
Adjusted Operating Profit	$281.9	$222.2	$40.6	$35.4	$(69.8)	$510.3

Operating Profit Margin	21.6%	16.5%	2.1%	12.9%		14.0%
Adjusted Operating Profit Margin	21.8%	16.6%	14.5%	12.0%		15.9%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q2 FY25 YTD Adj. Operating Profit by Segment - YOY Change

(in millions)

Q2 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$542.3	$278.6	$74.5	$70.9	$(162.1)	$804.2
Restructuring plans	6.0	77.4	(1.6)	—	2.0	83.8
Legal matters	—	—	—	—	3.4	3.4
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	—	—	2.3
Brand impairment charges	0.7	18.2	—	—	—	18.9
Corporate hedging derivative losses (gains)	—	—	—	—	(9.6)	(9.6)
Adjusted Operating Profit	$549.0	$357.2	$75.2	$70.9	$(164.3)	$888.0

Operating Profit Margin	21.7%	11.5%	14.8%	12.7%		13.4%
Adjusted Operating Profit Margin	21.9%	14.7%	14.9%	12.7%		14.8%
Year-over-year % change - Operating Profit	0.8%	(33.6)%	151.7%	(13.6)%	23.3%	(14.2)%
Year-over year % change - Adjusted Operating Profit	0.7%	(15.7)%	(9.4)%	(6.9)%	23.1%	(10.7)%
Year-over-year bps change - Operating Profit	12 bps	(535) bps	933 bps	(136) bps		(191) bps
Year-over-year bps change - Adjusted Operating Profit	9 bps	(228) bps	(41) bps	(35) bps		(145) bps

Q2 FY24 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$537.9	$419.4	$29.6	$82.1	$(131.5)	$937.5
Restructuring plans	7.5	1.1	19.1	—	0.2	27.9
Impairment of business held for sale	—	—	34.2	—	—	34.2
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Legal matters	—	—	—	—	14.0	14.0
Fire related costs (insurance recoveries), net	—	3.1	—	(5.9)	—	(2.8)
Corporate hedging derivative losses (gains)	—	—	—	—	(16.4)	(16.4)
Adjusted Operating Profit	$545.4	$423.6	$82.9	$76.2	$(133.5)	$994.6

CONAGRA BRANDS

Operating Profit Margin	21.5%	16.8%	5.5%	14.0%	15.3%
Adjusted Operating Profit Margin	21.8%	17.0%	15.4%	13.0%	16.3%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q2 FY25 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q2 FY25	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$846.7	$444.1	$402.6	$346.0	$61.5	17.8%	$284.5	$0.59
% of Net Sales	26.5%	13.9%	12.6%
Restructuring plans	6.2	73.3	79.5	79.5	19.1		60.4	0.13
Brand impairment charges	—	18.9	18.9	18.9	4.4		14.5	0.03
Corporate hedging derivative losses (gains)	(10.9)	—	(10.9)	(10.9)	(2.9)		(8.0)	(0.02)
Advertising and promotion expenses [2]	—	69.3	—	—	—		—	—
Valuation allowance adjustment	—	—	—	—	14.4		(14.4)	(0.03)
Adjusted	$842.0	$282.6	$490.1	$433.5	$96.5	22.3%	$337.0	$0.70
% of Net Sales	26.4%	8.8%	15.3%
Year-over-year % of net sales change - reported	11 bps	149 bps	(138) bps
Year-over-year % of net sales change - adjusted	(52) bps	14 bps	(57) bps

Year-over-year change - reported	0.0%	11.6%	(10.2)%	(11.1)%	(40.3)%		(0.6)%	(1.7)%
Year-over-year change - adjusted	(2.3)%	1.2%	(4.0)%	(3.9)%	(11.8)%		(1.3)%	(1.4)%

Q2 FY24	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$846.6	$398.1	$448.5	$389.1	$102.9	26.5%	$286.2	$0.60
% of Net Sales	26.4%	12.4%	14.0%
Restructuring plans	2.8	0.7	3.5	3.5	0.8		2.7	0.01
Corporate hedging derivative losses (gains)	11.2	—	11.2	11.2	2.6		8.6	0.02
Advertising and promotion expenses [2]	—	72.5	—	—	—		—	—
Fire related costs (insurance recoveries), net	1.5	(2.6)	(1.1)	(1.1)	(0.3)		(0.8)	—
Impairment of business held for sale	—	34.2	34.2	34.2	(0.1)		34.3	0.07
Legal matters	—	14.0	14.0	14.0	3.6		10.4	0.02
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$862.1	$279.3	$510.3	$450.9	$109.5	24.3%	$341.4	$0.71
% of Net Sales	26.9%	8.7%	15.9%

1 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q2 FY25 YTD Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q2 FY25 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,586.0	$781.8	$804.2	$674.0	$(77.4)	(11.5)%	$751.3	$1.57
% of Net Sales	26.5%	13.1%	13.4%
Restructuring plans	8.3	75.5	83.8	83.8	20.2		63.6	0.13
Loss on sale of business	—	2.3	2.3	2.3	0.8		1.5	—
Corporate hedging derivative losses (gains)	(9.6)	—	(9.6)	(9.6)	(2.8)		(6.8)	(0.01)
Advertising and promotion expenses [2]	—	119.7	—	—	—		—	—
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters	—	3.4	3.4	3.4	0.8		2.6	0.01
Brand impairment charges		18.9	18.9	18.9	4.4		14.5	0.03
Valuation allowance adjustment	—	—	—	—	225.8		(225.8)	(0.47)
Adjusted	$1,567.7	$560.0	$888.0	$757.8	$168.1	22.2%	$589.6	$1.23
% of Net Sales	26.2%	9.3%	14.8%
Year-over-year % of net sales change - reported	(84) bps	107 bps	(191) bps
Year-over-year % of net sales change - adjusted	(104) bps	55 bps	(145) bps

Year-over-year change - reported	(5.0)%	6.8%	(14.2)%	(16.5)%	N/A		24.0%	24.6%
Year-over-year change - adjusted	(5.8)%	4.1%	(10.7)%	(12.3)%	(18.7)%		(10.3)%	(10.2)%

Q2 FY24 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,669.7	$732.2	$937.5	$807.3	$201.2	24.9%	$605.9	$1.26
% of Net Sales	27.3%	12.0%	15.3%
Restructuring plans	7.1	20.8	27.9	27.9	7.1		20.8	0.04
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging derivative losses (gains)	(16.4)	—	(16.4)	(16.4)	(4.2)		(12.2)	(0.03)
Advertising and promotion expenses [2]	—	131.2	—	—	—		—	—
Fire related costs (insurance recoveries), net	3.1	(5.9)	(2.8)	(2.8)	(0.7)		(2.1)	—
Impairment of business held for sale	—	34.2	34.2	34.2	(0.1)		34.3	0.07
Legal matters	—	14.0	14.0	14.0	3.6		10.4	0.02
Rounding	—	—	—	—	—		—	0.01

CONAGRA BRANDS

Adjusted	$1,663.5	$537.7	$994.6	$864.4	$206.9	23.9%	$657.3	$1.37
% of Net Sales	27.2%	8.8%	16.3%

1 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

Conagra Brands, Inc.

Reconciliation of YTD Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	Q2 FY25 YTD	Q2 FY24 YTD	% Change
Net cash flows from operating activities	$754.2	$854.6	(11.7)%
Additions to property, plant and equipment	(215.4)	(214.0)	0.7%
Free cash flow	$538.8	$640.6	(15.9)%

	November 24, 2024	November 26, 2023
Notes payable	$1,194.7	$559.0
Current installments of long-term debt	1,031.1	1,017.3
Senior long-term debt, excluding current installments	6,237.8	7,493.3
Total Debt	$8,463.6	$9,069.6
Less: Cash	37.4	61.5
Net Debt	$8,426.2	$9,008.1

	FY24	Q2 FY24 YTD	Q2 FY25 YTD	Q2 FY25 TTM
	(a)	(b)	(c)	(a)-(b)+(c)
Net Debt[1]				$8,426.2

Net income attributable to Conagra Brands, Inc.	$347.2	$605.9	$751.3	$492.6
Add Back: Income tax expense (benefit)	262.5	201.2	(77.4)	(16.1)
Income tax expense attributable to noncontrolling interests	(0.2)	(0.1)	-	(0.1)
Interest expense, net	430.5	219.3	214.0	425.2
Depreciation	347.3	169.1	169.7	347.9
Amortization	53.6	26.8	26.9	53.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,440.9	$1,222.2	$1,084.5	$1,303.2
Restructuring plans[2]	51.5	21.8	82.1	111.8
Acquisitions and divestitures	0.2	0.2	—	—
Corporate hedging derivative losses (gains)	(16.1)	(16.4)	(9.6)	(9.3)
Fire related insurance recoveries, net	(8.7)	(2.8)	(17.0)	(22.9)
Impairment of business held for sale	36.4	34.2	—	2.2
Goodwill and brand impairment charges	956.7	—	18.9	975.6
Consulting fees on tax matters	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	2.3
Legal matters	34.8	14.0	3.4	24.2

CONAGRA BRANDS

Pension valuation adjustment	(11.5)	—	—	(11.5)
Adjusted EBITDA	$2,484.2	$1,273.2	$1,166.6	$2,377.6

Net Debt to Adjusted EBITDA[3]				3.54

1 As of November 24, 2024.

2 Excludes comparability items related to depreciation.

3 The company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month (TTM) period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q2 FY25 QTD and YTD EBITDA - YOY Change

(in millions)

	Q2 FY25	Q2 FY24	% Change
Net income attributable to Conagra Brands, Inc.	$284.5	$286.2	(0.6)%
Add Back: Income tax expense	61.5	102.9
Income tax expense attributable to noncontrolling interests	—	(0.1)
Interest expense, net	108.2	113.3
Depreciation	84.0	86.0
Amortization	13.5	13.3
Earnings before interest, taxes, depreciation, and amortization	$551.7	$601.6	(8.3)%
Restructuring plans [1]	79.2	0.8
Corporate hedging derivative losses (gains)	(10.9)	11.2
Fire related insurance recoveries, net	—	(1.1)
Impairment of business held for sale	—	34.2
Legal matters	—	14.0
Brand impairment charges	18.9	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$638.9	$660.7	(3.3)%

	Q2 FY25 YTD	Q2 FY24 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$751.3	$605.9	24.0%
Add Back: Income tax expense (benefit)	(77.4)	201.2
Income tax expense attributable to noncontrolling interests	—	(0.1)
Interest expense, net	214.0	219.3
Depreciation	169.7	169.1
Amortization	26.9	26.8
Earnings before interest, taxes, depreciation, and amortization	$1,084.5	$1,222.2	(11.3)%
Restructuring plans [1]	82.1	21.8
Acquisitions and divestitures	—	0.2
Corporate hedging derivative losses (gains)	(9.6)	(16.4)
Fire related insurance recoveries, net	(17.0)	(2.8)
Impairment of business held for sale	—	34.2
Brand impairment charges	18.9	—
Consulting fees on tax matters	2.0	—
Loss on sale of business	2.3	—
Legal matters	3.4	14.0
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,166.6	$1,273.2	(8.4)%

1 Excludes comparability items related to depreciation.